EXHIBIT 23.1


              Consent of Independent Certified Public Accountants




Augment Systems, Inc.
Westford, Massachusetts

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 20, 1997, except for Note 15 which is as of April 10, 1997, relating to the financial statements of Augment Systems, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


                                                                BDO Seidman, LLP



Boston, Massachusetts
April 11, 1997